UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 24, 2015

Cameron International Corporation
______________________________________________
(Exact Name of Registrant as Specified in its Charter)

Delaware ___________________ (State or other jurisdiction of incorporation)	1-13884 _________________ (Commission File Number)	76-0451843 ___________________ (I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas ________________________________________	77027 _______________
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(713) 513-3300

Not Applicable
_______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on May 8, 2015, the Board of Directors of Cameron International Corporation (the "Company") elected R. Scott Rowe as Chief Executive Officer, effective October 5, 2015.  On August 21, 2015, in anticipation of the change in Mr. Rowe's role, the Compensation Committee approved changes in Mr. Rowe's compensation as of October 5th.  Mr. Rowe's base salary will be $1,000,000 and his target annual incentive opportunity in the 2015 Management Incentive Compensation Plan will be 120% of base salary. In addition, Mr. Rowe's long-term incentive target will be $6,800,000 and he will receive a one-time true-up grant with a value of $1,036,717 to reflect the fact that he will serve as Chief Executive Officer for the fourth quarter of 2015. The Compensation Committee also approved a new change-in-control agreement for Mr. Rowe, effective October 5, 2015, with an increase in the salary and bonus multiplier from 2.0 to 3.0, consistent with the change-in-control agreement in place for the current CEO.
Also as previously announced, Cameron's current Chairman and Chief Executive Officer, Jack B. Moore, will continue with the Company as its non-executive Chairman.  The Company's Compensation Committee approved an annual retainer for the new position of non-executive Chairman of $175,000.  In addition to the non-executive Chairman retainer, Mr. Moore will be entitled to receive the standard annual cash and equity compensation paid to Cameron's non-employee directors.  The annual cash compensation paid to directors currently consists of a retainer of $50,000 (one-fourth of which is paid quarterly) and meeting fees of $2,500 for each meeting of the Board or Board Committee attended and $1,000 for each telephonic meeting of the Board or Board Committee.  Non-employee directors also receive an annual equity award of Deferred Stock Units ("DSUs") with a value of $250,000 with the initial award pro-rated through the remaining balance of the board year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMERON INTERNATIONAL CORPORATION
By:	/s/ Grace B. Holmes
Grace B. Holmes
Vice President, Corporate Secretary and Chief Governance Officer

Date:            August 24, 2015